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                               7000 BOULEVARD EAST
                               GUTTENBERG, NJ 07093
[LOGO] KTI                     TEL. (201) 854-7777
       INC.                    FAX (201) 854-1771

                               NEWS RELEASE

FOR IMMEDIATE RELEASE

              KTI Receives $150 Million Acquisition Line of Credit
                                  From KeyBank

      Guttenberg, N. J. (July 13, 1998) -- KTI, Inc. (Nasdaq: KTIE) announced today that it has completed the previously announced transaction in which KeyBank will provide an acquisition line of credit to the company for $150 million.

      In announcing the closing, Martin Sergi, president of KTI, said, "We are very pleased that KeyBank continues to support KTI. This new line of credit provides us with additional resources to support our growth strategy."

                                       ***

      KTI is a fully integrated waste management company whose core reputation was established in the waste-to-energy sector. KTI owns and operates two waste-to-energy facilities in Maine, two waste-to-energy facilities in Virginia, a biomass-to-energy plant in Florida and wood processing operations in Maine and Georgia. Collectively, these businesses handle in excess of 1,000,000 tons of material annually.

      KTI also owns and operates major recycling facilities in Boston, Newark and Chicago, a full-service environmental company based in Newington, New Hampshire, a Maryland company specializing in marketing post-industrial recycling plastics, a paper and metals recycling company in Biddeford, Maine and a world wide secondary fiber marketing company based in Portland, Oregon. It also holds a majority interest in America's only commercially operational municipal waste ash recycling facility in Nashville, Tennessee.

      For further information, contact Marty Sergi at KTI, Inc. (201) 854-7777 or Frank N. Hawkins, Jr. or Julie Marshall at Hawk Associates, Inc. (305) 852-2383. Copies of KTI press releases, SEC filings, current price quotes, stock charts, analysts' comments and other valuable information for investors may be found on the website http://www.hawkassociates.com.

This release contains various forward looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Results actually achieved may differ materially from expected results included in these statements.